Exhibit 99.1

Summary Historical Financial and Other Data

The following is a reconciliation of net income (loss) to Consolidated Adjusted EBITDA (as reported) and Consolidated Adjusted EBITDA:

	Twelve Months Ended April 30,	Three Months Ended April 30,		Year Ended January 31,
	2020	2020	2019	2020	2019	2018	2017
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net income (loss)	$ 92,499	$ (39,295)	$ 12,043	$ 143,837	$ 138,067	$ 62,124	$ 51,938
Transitional expenses and professional fees associated with the DKI Acquisition	―	―	―	―	―	$ 2,050	$ 11,699
Asset impairments and loss (gain) on lease terminations	23,387	3,187	(829)	19,371	2,813	7,884	10,480
Depreciation and amortization	39,129	9,867	9,473	38,735	38,819	37,783	32,481
Interest and financing charges,net	44,466	10,379	10,320	44,407	43,924	43,488	15,675
Income tax (benefit) expense	19,298	(16,413)	2,550	38,261	45,763	47,925	25,824
Consolidated Adjusted EBITDA (as reported)	218,779	(32,275)	33,557	284,611	269,386	201,254	148,097
Share-based compensation expense (reversal)	12,521	(811)	4,227	17,559	19,694	19,665	16,901
Equity loss (gain) of unconsolidated businesses	176	580	63	(341)	1,543	454	27
Wilsons and Bass Retail operating losses(a)	48,888	22,998	14,600	―	―	―	―
Q1 Bad Debt Reserves above normalized historical levels(b)	9,767	9,767	―	―	―	―	―
Q1 Inventory reserves above normalized historical levels(c)	10,875	10,875	―	―	―	―	―
Excess royalty expense relief obtained (d)	8,329	8,329	―	―	―	―	―
Accrued health benefits for furloughed employees(e)	2,217	2,217	―	―	―	―	―
Run-rate cost savings from furloughed employees who will be permanently eliminated	17,955	―	―	―	―	―	―
Consolidated Adjusted EBITDA(f)	$ 329,507	$ 21,680	$ 52,447	$ 301,829	$ 290,623	$ 221,373	$ 165,025

(a)

Represents operating losses at our Wilsons Leather and G.H. Bass stores for the fiscal year ended January 31, 2020 and the fiscal quarters ended April 30, 2020 and April 30, 2019, respectively. On June 5, 2020, we announced the restructuring of our retail operations segment, including the closing of all 110 Wilsons Leather, all 89 G.H. Bass stores and all 4 Calvin Klein Performance stores. See “Summary—Recent Developments—Restructuring of Our Retail Operations Segment.”  We have not included this adjustment to any historical period shown above other than the twelve months ended April 30, 2020 and the fiscal quarters ended April 30, 2020 and April 30, 2019. In the fiscal year ended January 31, 2020, Wilsons and Bass Retail operating losses were $40.5 million, which was not included in the Consolidated Adjusted EBITDA (as reported) for the fiscal year ended January 31, 2020 and is not reflected in the fiscal 2020 column in the table above.

(b)

Relates to a reserve for doubtful accounts, which was primarily due to allowances recorded against the outstanding receivables of certain department store customers that have publicly announced bankruptcy filings or possible bankruptcy filings.

(c)	Consists of additional reserves above our normal operating levels of inventory.
(d)

Represents a portion of minimum royalty payments that we are required to make under certain of our license agreements, some of which have been waived by certain of our license partners due to decreased sales.

(e)

Represents healthcare deductions that we paid on behalf of furloughed employees, which would normally have been deducted from such furloughed employees’ paychecks if they had been employed and were being paid during the period.

(f)

For the three month period ended April 30, 2020, we also included one-time COVID-19 related items in the calculation of Consolidated Adjusted EBITDA, totaling $63.0 million, for purposes of calculating certain ratios under our credit agreements governing the Existing ABL Facility and Term Loan Facility, which included the following items: (i) a license agreement minimum royalty, (ii) salaries we paid for employees who were not furloughed, but who were not permitted to come to work (due to government orders related to COVID-19), (iii) facility expenses for facilities that were not used as a result of COVID-19 and (iv) run-rate cost savings related to the furlough of certain employees in such calculations. We have not included these additional items in the presentation of Consolidated Adjusted EBITDA presented herein.

(3)	The following is a reconciliation of Free Cash Flow to Consolidated Adjusted EBITDA:

	Twelve Months Ended April 30,	Three Months Ended April 30,		Fiscal Year Ended January 31,
	2020	2020	2019	2020	2019	2018	2017
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Consolidated Adjusted EBITDA	$329,507	$21,680	$52,447	$301,829	$290,623	$221,373	$165,025
Capital Expenditures	31,090	6,391	13,291	37,990	29,205	34,507	24,928
Free Cash Flow	$298,417	$15,289	$39,156	$263,839	$261,418	$186,866	$140,097